UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2024
LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

555 Heritage Drive, Suite 200
Jupiter
Florida	33458
(Address of principal executive offices)	(Zip Code)
(858) 550-7500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LGND	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2024, Ligand Pharmaceuticals Incorporated (the “Company”) announced that its President and Chief Operating Officer, Matthew Korenberg, will be departing from the Company. Mr. Korenberg’s employment with the Company will terminate effective upon the earlier of (i) October 31, 2024 and (ii) such date that Mr. Korenberg informs the Company in writing of the termination of his employment with the Company (the “Termination Date”).
In connection with Mr. Korenberg’s departure, the Company has entered into a Severance Agreement and General Release (the “Severance Agreement”) with Mr. Korenberg dated as of August 2, 2024.
Pursuant to the Severance Agreement and on the Termination Date, Mr. Korenberg will be paid (i) all earned and unpaid base salary through the Termination Date, (ii) regular base salary for the period between the Termination Date and October 31, 2024, (iii) all accrued, unused paid time off or vacation due to Mr. Korenberg through the Termination Date, (iv) 50% of his 2024 target bonus, and (v) a one-time payment to cover the cost of COBRA between the Termination Date and December 31, 2024 less applicable withholding taxes.
In addition, if the Severance Agreement is not revoked, the Company will enter into a Consulting Agreement (the “Consulting Agreement”) with Mr. Korenberg on or before the Termination Date whereby the Company will engage Mr. Korenberg as an outside consultant to perform services for the Company on a temporary basis beginning on the Termination Date and until the earlier of (i) December 31, 2024, and (ii) such date as Mr. Korenberg voluntarily terminates the Consulting Agreement (the “Consulting End Date”). During the consulting period, Mr. Korenberg will be paid (a) $47,808.33 per month until October 31, 2024, (b) $23,904.17 per month from October 31, 2024 until the date that Mr. Korenberg becomes fully employed other than by the Company, and (c) $7,171.25 per month from and after the later of October 31, 2024 and the date that Mr. Korenberg becomes fully employed other than by the Company. In the event that Mr. Korenberg becomes fully employed other than by the Company prior to October 31, 2024, consulting fees that would be owed between the Termination Date and October 31, 2024 will be paid in a lump sum as part of Mr. Korenberg’s exit payments.
The Severance Agreement provides that vesting of all stock awards currently held by Mr. Korenberg will continue through the Consulting End Date. In addition, on the Consulting End Date, the Company will accelerate the vesting of all stock awards currently held by Mr. Korenberg, which would have vested through December 31, 2025 but for the termination of his employment with the Company, and that Mr. Korenberg will have the ability to exercise his stock awards through March 1, 2026, subject to the satisfaction of certain conditions. The Severance Agreement also includes a general release of claims by Mr. Korenberg against the Company.
The foregoing descriptions of the Severance Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, copies of which will be filed as exhibits to Ligand’s Quarterly Report on Form 10-Q to be filed with respect to the quarter ended September 30, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: August 2, 2024	By: /s/ Andrew Reardon Name: Andrew Reardon Title: Chief Legal Officer and Secretary